Exhibit 5.1

[Letterhead of Davis Polk & Wardwell LLP]

June 8, 2018

HRG Group, Inc.

450 Park Avenue, 29th Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to HRG Group, Inc., a Delaware corporation (“HRG”), in connection with HRG’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by HRG of shares (the “Shares”) of common stock of HRG, par value $0.01 per share, to be issued in connection with the acquisition of Spectrum Brand Holdings, Inc. (“Spectrum”) by HRG pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 24, 2018, by and among HRG, HRG SPV Sub I, Inc., HRG SPV Sub II, LLC and Spectrum.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the joint proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP